Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

E2open, Inc.:

We consent to the use of our report dated May 3, 2012, except as to the caption “Change in Accounting Principle” in note 2, and note 16, which are as of June 29, 2012, included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the method of classifying payments made for deferred initial public offering costs.

/s/ KPMG LLP

Santa Clara, California

July 12, 2012